July 2011 2011 Outlook Exhibit 1

This presentation contains certain forward-looking statements and information relating to CEMEX, S.A.B.
de C.V. and its subsidiaries (collectively,
“CEMEX”)
that are based on its knowledge of present facts,
expectations and projections, circumstances and assumptions about future events. Many factors could cause the actual results, performance or achievements of CEMEX to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic, political, governmental, and business conditions globally and in the countries in which CEMEX operates, CEMEX’s ability to comply with the terms and obligations of the financing agreement entered into with major creditors and other debt agreements, changes in interest rates, changes in inflation rates, changes in exchange rates, the cyclical activity of construction sector generally, changes in cement demand and prices, CEMEX’s ability to benefit from government economic stimulus plans, changes in raw material and energy prices, changes in business strategy, changes in the prevailing regulatory framework, natural disasters and other unforeseen events and various other factors.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or targeted.  Forward-looking statements are made as of the date hereof, and CEMEX does not intend, nor is it obligated, to update these forward-looking statements, whether as a result of new information, future events or otherwise.
UNLESS OTHERWISE NOTED, ALL FIGURES  ARE PRESENTED IN DOLLARS,
BASED ON OUR MEXICAN FRS FINANCIAL STATEMENTS
Copyright CEMEX, S.A.B. de C.V. and its subsidiaries.

Forward looking information

Consolidated volumes for cement, ready mix, and aggregates
expected to show low- to mid-single-digit growth versus those in 2010
Cost of energy, on a per-ton-of-cement-produced basis, expected to increase by about 17%
Total capital expenditures expected to reach US$470 million, US$350 million in maintenance capex and US$120 million in strategic capex
No major change expected in cash taxes and investment in working capital from 2010 levels
No significant change expected in cost of debt, including perpetual and convertible notes
2011 guidance

Domestic gray cement	Ready mix	Aggregates
	Volumes	Volumes	Volumes
Mexico	3%	7%	3%
United States	flat	flat	flat [1]
Spain	(10%)	(10%)	(10%)
UK	4%	9%	3%
France	N/A	7%	9%
Germany	14%	11%	10%
Poland	11%	15%	1%
Colombia	6%	17%	40%
Philippines	(10%)	N/A	N/A

4 2011 Outlook: Selected countries Given the current situation in Egypt, we are not providing volume outlook for this country 1 On a like-to-like basis for the ongoing operations